EXHIBIT 99.1

CONSENT OF EVERCORE GROUP L.L.C.

September 16, 2013

The Conflicts Committee of the Board of Directors of

Pioneer Natural Resources GP LLC

5205 N. O’Connor Blvd., Ste 200

Irving, Texas 75039

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 9, 2013, to the Conflicts Committee of the Board of Directors of Pioneer Natural Resources GP LLC (the “GP”) and, as noted in such opinion letter, the independent directors of the Board of Directors of the GP, as Annex B to, and reference thereto under the captions “Summary — Opinion of the Pioneer Southwest Conflict Committee’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Pioneer Southwest Conflicts Committee and the Pioneer Southwest GP Board and Reasons for the Merger,” “The Merger — Unaudited Financial Projections of Pioneer and Pioneer Southwest,” “The Merger — Opinion of the Pioneer Southwest Conflict Committee’s Financial Advisor” and “Certain Relationships; Interests of Certain Persons in the Merger — Interests of Directors and Executive Officers in the Merger — Projections” in, the proxy statement/prospectus relating to the proposed merger involving Pioneer Natural Resources Company (the “Company”), Pioneer Natural Resources USA, Inc., PNR Acquisition Company, LLC and the GP, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. By giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director